EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

DiamondRock Hospitality Company:

We consent to the incorporation by reference in the registration statements (No. 333-135386) on Form S-3 and (No. 333-133119) on Form S-8 of DiamondRock Hospitality Company of our reports dated February 28, 2007, with respect to the consolidated balance sheets of DiamondRock Hospitality Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2006 and 2005  and the period from May 6, 2004 to December 31, 2004, and the related financial statement schedule,  management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of DiamondRock Hospitality Company.

/s/ KPMG LLP

McLean, Virginia

February 28, 2007